Exhibit 99.3

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet - June 30, 2012 (in thousands of U.S. Dollars)
	DXP	HSE	U.S. GAAP and Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined
Assets
Current Assets:
Cash	$ 6,591	$ 6,640		$13,231
Accounts receivable, net	157,781	24,487		182,268
Inventory, net	99,389	182		99,571
Prepaid expenses and other current assets	3,279	1,184	-	4,463
Deferred income taxes	5,219	621		5,840
Total current assets	272,259	33,114	-	305,373
Property & equipment, net	27,972	33,584	(8,650)(l)	52,906
Other assets:
Goodwill	119,844	378	(378)(c) 19,807(c) 3,117(a)	142,768
Other intangible assets, net	55,766	1,923	29,999(d) (1,923)(h)	85,765
Other non current assets	2,372	230		2,602
Total assets	$ 478,213	$ 69,229	$ 41,972	$589,414

Liabilities & Shareholders' Equity
Current liabilities:
Trade accounts payable and cash overdraft	$ 75,521	$ 7,489		$ 83,010
Accrued expenses and other current liabilities	35,533	2,854	$ 3,117(a) (931)(m)	40,573
Current portion of long term debt	3,127	4,041	(2,073)(h) (1,968)(l)	3,127
Total current liabilities	114,181	14,384	(1,855)	126,710
Long term debt	178,154	5,622	(2,187)(h) (3,435)(l) 84,333(b)	262,487
Deferred income taxes	4,190	3,650	10,500(d) 189(l)	18,529

Total liabilities	296,525	23,656	87,321	407,726

Shareholders' equity	181,688	45,573	(43,068)(e) (3,437)(l) 932(m)	181,688
Total stockholders’ equity	181,688	45,573	(45,573)	181,688
Total liabilities & stockholders' equity	$478,213	$ 69,229	$41,972	$589,414

	See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Statement of Income For the Six Months Ended June 30, 2012 (in thousands of U. S. Dollars, except per share amounts)

	DXP Historical	HSE Historical	U. S. GAAP and Pro Forma Adjustments	Pro Forma Combined
Sales	$ 514,181	$ 56,312		$ 570,493
Cost of sales	366,078	42,385	537(l) 206(n)	409,206
Gross profit	148,103	13,927	(743)	161,287
Selling, general and administrative expense	102,561	7,089	$ (1,782)(j) 134(m) -	108,002
Intangible asset amortization	4,790	265	(265)(h) 1,912(f) 29(n)	6,731
Operating income	40,752	6,573	(771)	46,554
Other income	12	(74)	553(l)	491
Interest expense	(1,591)	(458)	324(h) 134(l) (1,904)(g)	(3,495)
Reversal of impairment of property and equipment and intangible assets	-	4,111	(4,111)(l)	-
Income before taxes	39,173	10,152	(5,775)	43,550
Provision for income taxes	15,350	3,637	(2,021)(i)	16,966
Net income	23,823	6,515	(3,754)	26,584
Preferred stock dividend	(45)	-	-	(45)
Net income attributable to common shareholders	$ 23,778	$ 6,515	$ (3,754)	$26,539

Basic income per share	$1.66			$1.85
Weighted average common shares outstanding	14,360			14,360
Diluted income per share	$1.57			$1.75
Weighted average common and common equivalent shares outstanding	15,200			15,200
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc. Unaudited Pro Forma Condensed Combined Statement of Income For Year Ended December 31, 2011 (in thousands of U. S. Dollars, except per share amounts)

	DXP Historical	HSE Historical	U. S. GAAP and Pro Forma Adjustments	Pro Forma Combined
Sales	$ 807,005	$ 99,428		906,433
Cost of sales	575,169	81,048	1,346(l)	657,563
Gross profit	231,836	18,380	(1,346)	248,870
Selling, general and administrative expense	169,779	10,447	$ (665)(j) (77)(m) 1,000(a)	180,484
Intangible asset amortization	6,572	498	(498)(h) 3,825(f)	10,397
Operating income	55,485	7,435	(4,931)	57,989
Other income	28	(33)	416(l)	411
Interest expense	(3,518)	(779)	607(h) 172(l) (3,489)(g)
Reversal of impairment of property and equipment and intangible assets		1,027	(640)(k) (1,027)(h)	(7,647)
Income before taxes	51,995	7,650	(8,892)	50,753
Provision for income taxes	20,558	1,568	(2,762)(i)	19,364
Net income	31,437	6,082	(6,130)	$ 31,389
Preferred stock dividend	(90)			(90)
Net income attributable to common shareholders	$ 31,347	$ 6,082	$ (6,130)	$ 31,299

Basic income per share	$2.19			$ 2.19
Weighted average common shares outstanding	14,301			14,301
Diluted income per share	$2.08			$ 2.07
Weighted average common and common equivalent shares outstanding	15,141			15,141
See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

DXP Enterprises, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.  Basis of Presentation

On July 11, 2012, DXP Enterprises, Inc. ("DXP") completed the acquisition of HSE Integrated Ltd. ("HSE").  Through its wholly-owned subsidiary, DXP Canada Enterprises Ltd., DXP acquired all of the outstanding common shares of HSE by way of a plan of arrangement under the Business Corporations Act (Alberta) (the "Arrangement").  Pursuant to the Arrangement, HSE shareholders received CDN $1.80 in cash per each common share of HSE held.  The total transaction value is approximately $85 million, including approximately $4 million in debt and approximately $3 million in transaction costs, $1 million of which was incurred by DXP.  The purchase price was financed with borrowings under DXP’s new $325 million credit facility which was closed simultaneously with the acquisition.

The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred as of June 30, 2012.  The unaudited pro forma condensed consolidated statements of income have been prepared assuming the acquisition occurred as of January 1, 2011.

For the unaudited pro forma condensed combined balance sheet, the approximately $84 million purchase price, has been allocated based on management’s preliminary estimate of the fair values of assets acquired and liabilities assumed as of July 11, 2012.  The purchase price allocation, which excludes transaction costs, is considered preliminary, particularly as it relates to the final valuation of certain identifiable intangible assets and property and equipment.  There could be significant adjustments when the valuation is finalized.  The preliminary estimate of the purchase price allocation is as follows (in millions):

Total current assets	$ 33
Intangible assets	30
Goodwill	19
Property, plant and equipment, net	25
Total liabilities	(23)
Total purchase price	$ 84

The acquired intangible assets consist primarily of customer relationships and non-compete agreements.  These intangible assets are estimated to be amortized over approximately 8 years using the straight-line method.

The historic financial statements of HSE are presented in accordance with International
Financial Accounting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”).  The historical HSE results have been expressed in Canadian Dollars and have been translated into U.S. Dollars using .994 conversion rate for six months ending June 30, 2012 (which amounted to approximately $ 0.99 per Canadian Dollar) and 1.012 for year ending December 31, 2011 (which amounted to approximately $1.02 per Canadian Dollar). The unaudited pro forma statements are prepared in accordance with Regulation S-X and the accounting policies used in the preparation of the pro forma statements are in accordance with generally accepted accounting principles in the United States ("U. S. GAAP"), which are consistent with those used in DXP's audited financial statements as of and for the year ended December 31, 2011 and unaudited financial statements as of and for the six months ended June 30, 2012 and 2011.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had HSE been consolidated with DXP during the periods shown.  The pro forma adjustments are based on information available at the time of the preparation of these unaudited pro forma condensed combined financial statements.

The accompanying unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of DXP and HSE, including DXP’s annual report on Form 10-K for the year ended December 31, 2011 and DXP‘s quarterly reports on Form 10-Q for the period ended June 30, 2012.

Description of U.S. GAAP and Pro Forma Adjustments

a.	This adjustment is made to accrue HSE and DXP acquisition related costs and expense DXP acquisition related costs.

b.
DXP used borrowings under its new credit facility to fund the approximately $85 million purchase price, including estimated transaction costs.  All existing HSE long-term debt was paid off by DXP simultaneous with the acquisition.  DXP borrowed and funded approximately $84.3 million on the July 11, 2011 acquisition date.

c.	This adjustment is made to reflect incremental goodwill arising from the acquisition of HSE based upon the preliminary purchase allocation, including estimated transaction costs.

d.	This adjustment is made to reflect the estimated fair value of intangibles at the acquisition date including the effect of deferred taxes.

e.
This adjustment is made to eliminate HSE’s historical shareholders’ equity .  The adjustment is net of the capital lease adjustment described in “l” and the onerous contract adjustment  described in “m”.

f.	This adjustment records the amortization of estimated intangible assets over an estimate of approximately 8 years.

g.
This adjustment is made to record additional interest expense associated with the approximately $85 million  (including estimated acquisition costs) used to acquire HSE and the effect of the increased interest rates on existing debt of DXP resulting from the new credit facility, as if the acquisition had been completed as of the beginning of the period presented.

h.	This adjustment is made to eliminate HSE historical amounts. For debt and interest expense the adjustment is net of the capital lease adjustment described in “l” below.

i.	This adjustment is made to record estimated income tax expense for the effect of the pro forma acquisition of HSE using estimated incremental tax rate.

j.	This adjustment is made to eliminate public company and severance expenses of HSE which will not be ongoing.

k.	This adjustment is made to write-off debt issuance costs and the tax effect of the write-off associated with DXP’s previous credit facility.

Description of IFRS to U.S. GAAP Adjustments

l.
This adjustment removes the vehicle lease asset and finance lease liability and adjusts operating expenses, depreciation and interest, as presented under (“IFRS”) as issued by the International Accounting Standards Board.  Consistent with US GAAP the leases have been treated as operating leases.

m.
This adjustment removes the onerous contract liability and adjusts the operating expenses (rent), as presented under (“IFRS”) as issued by the Accounting Standards Board.   Consistent with US GAAP operating expenses (rent) are recorded as incurred for property leases that are not required for the current business.

n.
On the January 1, 2010 adoption of International Accounting Standard 36 – Impairments of Assets, HSE recorded an impairment change for property and equipment and intangible assets.  March 31, 2012 HSE reversed the impairment change in accordance with (“IFRS”) as issued by the International Accounting Standards Board.  Consistent with US GAAP impairment rules this adjustment is made to record the property and equipment and intangibles at their depreciated value as if the impairment write-down had not been recorded January 1, 2010.